CONSULTING AGREEMENT

This CONSULTING AGREEMENT by and between STEVEN MADDEN, LTD., a Delaware corporation with offices at 52-16 Barnett Avenue, Long Island City, N.Y. 11104 (the "Corporation"), JOHN MADDEN, an individual residing at 6305 NW 65th Terrace, Parkland, Fl. 33067 ("Consultant"), and J.L.M. CONSULTANTS INC., a corporation with offices at 6305 NW 65th Terrace, Parkland, Fl. 33067 ("JLMC"), is effective as of August 1, 2004 (the "Effective Date").

WITNESSETH:

WHEREAS, Consultant and JLMC have been providing consulting services to the Corporation on a month-to-month basis since January 1, 2004 pursuant to an oral agreement on terms substantially similar to the terms hereof; and

WHEREAS, the Corporation, Consultant and JLMC wish to memorialize their agreement for the remainder of the 2004 calendar year with respect to the terms of the consulting services provided by Consultant and JLMC.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:

Section 1. CONSULTING SERVICES. For the Term (as defined in Section 4 below) of this Agreement and upon the terms and subject to the conditions set forth in this Agreement, Consultant agrees to provide the Corporation with general consulting services regarding international sales and distribution. Consultant shall, among other things, initiate discussions with potential bona fide third party distributors and/or licensees, assist in the negotiation and consummation of transactions with such third parties, administrate the operational aspects of such transactions with such third parties and, in general, oversee the Corporation's international sales and distribution division. Consultant shall also perform such other duties as may be reasonably prescribed by the Corporation's Chief Executive Officer. During the Term of this Agreement, Consultant shall report directly to the Corporation's Chief Executive Officer.

Section 2. PERFORMANCE OF DUTIES/WORK SCHEDULE. Throughout the Term of this Agreement, Consultant shall faithfully and diligently perform Consultant's duties in conformity with the directions of the Corporation's Chief Executive Officer and will serve the Corporation to the best of Consultant's ability. During the Term of this Agreement, Consultant shall provide such services to the Corporation on an as-needed basis.

Section 3. RELATIONSHIP OF PARTIES.

3.1 Independent Contractor. Consultant shall be an independent contractor and shall not be an agent or employee of, and neither Consultant nor JLMC shall have authority to bind, the Corporation by contract or otherwise.

3.2 Employment Taxes. Each of Consultant and JLMC will report as self-employment income all fees received by it pursuant to this Agreement. Each of Consultant and JLMC will indemnify the Corporation and hold it harmless from and against all claims, damages, losses and expenses, including reasonable fees and expenses of attorneys and other professionals, relating to any obligation imposed by law on the Corporation to pay any withholding taxes, social security, unemployment or disability insurance, or similar items in connection with the fees received by Consultant or JLMC pursuant to this Agreement.

Section 4. Term. Subject to the termination provision as hereafter provided, the term of this Agreement shall commence on the Effective Date and terminate on December 31, 2004 (the "Term"), or upon such earlier date as specified by one of the parties in a written termination notice to the other, delivered in accordance with Section 6 of this Agreement.

Section 5. COMPENSATION / BUSINESS EXPENSES.

5.1 Commission. In consideration of Consultant's performance of consulting services and compliance with this Agreement, the Corporation agrees as follows:

(a) During the Term, the Corporation shall pay to [JLMC] a monthly fee (the "Monthly Fee") equal to Sixteen Thousand Dollars ($16,000).

(b) In addition, in the event that the Earned Commission (as defined in Section 5.1(c) below) for a calendar quarter exceeds the Monthly Fees (such excess amount, the "Surplus Amount") that were paid in such calendar quarter (a "Surplus Quarter"), the Corporation shall pay [JLMC] the Surplus Amount within 30 days of the end of such Surplus Quarter.

(c) "Earned Commission" shall mean (i) four percent (4%) of International Sales (as defined in Section 5.1(d) below) up to Six Million Dollars ($6,000,000.00) annually, plus (ii) three percent (3%) of International Sales in excess of Six Million Dollars ($6,000,000.00) annually.

(c1) Company shall pay 10% on licensing and private label income derived from sales outside the U.S.A.

(d) "International Sales" shall mean the gross sales of the Corporation's wholesale divisions and private label division made outside of the United States less returns, allowances and chargebacks. It shall also include retail sales, royalties, licensing revenue and private label income deriving outside the USA.

5.2 Automobile Allowance. The Corporation shall, at the direction of Consultant, either reimburse Consultant for, or directly pay the costs of, Consultant's use of an automobile in connection with his daily commute to and from the office in order to assist Consultant in performing his duties hereunder during the Term and all usual expenditures in connection therewith (i.e., fuel, insurance, parking, customary maintenance and repairs, etc.);

provided, however, that expenses either reimbursed or paid pursuant to this Section shall not exceed One Thousand Dollars ($1,000.00) per month.

5.3 Health Insurance. During the Term, Consultant shall be entitled to participate in the Corporation's health insurance, group insurance, hospitalization, and group health and benefit plans; provided, however, that the value of such health insurance and related benefits pursuant to this Section shall not exceed ~~Seventeen~~ Eighteen Hundred Dollars (~~$1,700.00~~ $1800.00) per month.

5.4 Business Expenses. Upon submission of itemized expense statements in the manner specified by the Corporation, Consultant shall be entitled to reimbursement for reasonable travel and other reasonable business expenses duly incurred by Consultant in the performance of Consultant's duties under this Agreement, provided, however, that Consultant shall obtain the prior written approval of the Corporation for expenses greater than [One Hundred Dollars ($100)]. Such reimbursement shall be in accordance with the policies and procedures established by the Corporation from time to time.

Section 6. TERMINATION. Either the Corporation or Consultant may terminate Consultant's services hereunder for any reason at any time. The obligations of the parties hereto (including the obligations of the Corporation under Section 5) shall cease on the termination date, provided, however, that the obligations of the parties under Section 7 (Disclosure of Confidential Information), Section 8 (Covenant Not To Compete) and Section 9 (Non-Disparagement) shall survive the termination of this Agreement. Notice of termination of Consultant's employment shall be made in writing and shall be given in accordance with Section 10.8.

Section 7. DISCLOSURE OF CONFIDENTIAL INFORMATION. Consultant and JLMC recognize that they each have had and will continue to have access to secret and confidential information regarding the Corporation, its officers, directors, employees, agents and vendors and any of its or their affiliates, including, but not limited to, confidential information and trade secrets concerning the Corporation's (or any of its affiliates') working methods, processes, business and other plans, programs, designs, products, know-how, costs, marketing, promotion, sales activities, trading, investment, credit and financial data, manufacturing processes, financing methods, profit formulas, customer names, customer requirements and supplier names. Each of Consultant and JLMC acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by Consultant and JLMC in confidence. In consideration of the obligations undertaken by the Corporation herein, each of Consultant and JLMC will not, at any time, during or after the Term, reveal, divulge or make known to any person, any information acquired by Consultant and/or JLMC prior to or during the Term, including, but not limited to, the Corporation's customer list, and not otherwise in the public domain. The provisions of this Section 7 shall survive the termination or expiration of this Agreement. Upon Consultant's and/or JLMC's breach of the provisions of this Section 7, the Corporation shall be entitled to actual, consequential and incidental damages in addition to any other rights and remedies available to the Corporation.

Section 8. COVENANT NOT TO COMPETE.

(a) Each of Consultant and JLMC recognizes that the services to be performed hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that each of Consultant and JLMC agree, and accordingly, each of Consultant and JLMC does hereby agree that, except as provided in Section 8(c) below, Consultant and JLMC shall not, directly or indirectly:

(i) at any time during the Term, engage in any Competitive Business (as defined in Section 8(d) below) within the Restricted Area (as defined in Section 8(d) below), either on his own behalf or as an officer, director, stockholder, partner, principal, trustee, investor, consultant, associate, employee, owner, agent, creditor, independent contractor, co-venturer of any third party or in any other relationship or capacity; and

(ii) at any time during the six (6) month period following the date on which the Term expires, engage in any Competitive Business within the Restricted Area, either on his or its own behalf or as an officer, director, stockholder, partner, principal, trustee, investor, consultant, associate, employee, owner, agent, creditor, independent contractor, co-venturer of any third party or in any other relationship or capacity.

(b) Each of Consultant and JLMC hereby agrees that it will not, directly or indirectly, for or on behalf of itself or any third party, at any time during the Term (i) solicit any customers of the Corporation or (ii) solicit, employ or engage, or cause, encourage or authorize, directly or indirectly, to be employed or engaged, for or on behalf of itself or any third party, any employee or agent of the Corporation or any of its subsidiaries.

(c) This Section 8 shall not be construed to prevent Consultant and JLMC from owning, directly and indirectly, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

(d) The term "Competitive Business" as used in this Agreement shall mean the design, manufacture, sale, marketing or distribution of branded or designer footwear. The term "Restricted Area" as used in this Agreement shall mean anywhere in the world.

(e) Upon a breach by Consultant or JLMC of the provisions of this Section 8, the Corporation shall be entitled to actual, consequential and incidental damages in addition to any other rights and remedies available to the Corporation.

Section 9. NON-DISPARAGEMENT. Each of Consultant and JLMC covenants and agrees not to engage in any act or make any announcement that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of the Corporation or its officers, directors, stockholders or employees. The Corporation agrees that it will not engage in any act or make any announcement which is intended, or may reasonably be expected, to harm the reputation, business or prospects of Consultant or JLMC. Nothing in this Agreement shall restrict the parties from making disclosure or taking any action required by law. Upon a breach by Consultant or JLMC of the provisions of this Section 9, the Corporation shall be entitled to

actual, consequential and incidental damages in addition to any other rights and remedies available to the Corporation.

Section 10. MISCELLANEOUS.

10.1 Enforcement Of Covenants. The parties hereto agree that each of Consultant and JLMC is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value, and in the event of a breach of any covenant of Consultant or JLMC herein, the injury or imminent injury to the value and goodwill of the Corporation's business could not be reasonably or adequately compensated in damages in an action at law. Each of Consultant and JLMC therefore agrees that the Corporation, in addition to any other remedies available to it, shall be entitled to seek specific performance, preliminary and permanent injunctive relief or any other equitable remedy against Consultant and/or JLMC, without the posting of a bond, in the event of any breach or threatened breach by Consultant or JLMC of any provision of this Agreement (including, but not limited to, the provisions of Sections 7 and 8). The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other parties under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

10.2 Severability. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.3 Assignments. None of the parties hereto may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other parties, except the Corporation may transfer its rights and duties in connection with a sale of all or substantially all of its assets or in connection with a business combination.

10.4 Entire Agreement; Amendment. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties hereto, supersedes all prior understandings and agreements, whether oral or written, between the parties hereto, and shall not be amended, modified or changed except by an instrument in writing executed by Consultant and by an expressly authorized officer of each of JLMC and the Corporation.

10.5 Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

10.6 Binding Effect. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

10.7 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Notices. Any and all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g., Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the earlier of the date actually received or the third business day after sending.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to such State's conflicts of laws principles and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York, County of New York.

10.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

STEVEN MADDEN, LTD.

By: ______________________________
Name: Jamieson Karson
Title: Chairman and Chief Executive Officer

____
John Madden

J.L.M. CONSULTANTS INC.

By: ______________________________
Name: John Madden
Title: President